                                                                    Exhibit 99.3

                   Description of the Business of the Company

                                    BUSINESS

Overview

     We are a diversified, global chemical company providing innovative solutions, applications and market-leading products to a wide variety of end markets. We operate in three distinct business segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. Agricultural Products' principal focus is on insecticides, which are used to enhance crop yield and quality by controlling a wide spectrum of pests, and on herbicides, which are used to reduce the need for manual or mechanical weeding by inhibiting or preventing weed growth. Specialty Chemicals consists of our biopolymers and lithium businesses and focuses on food ingredients that are used to enhance texture, structure and physical stability, pharmaceutical additives for binding and disintegrant use and lithium specialties for pharmaceutical synthesis and energy storage. Our Industrial Chemicals segment manufactures a wide range of inorganic materials, including soda ash, hydrogen peroxide, specialty peroxygens and phosphorus chemicals.

     The following table shows the principal products, including their sources and uses, produced by our three business segments:

       Segment                Product                Sources                            Uses
       -------                -------                -------                            ----
Agricultural Products      Insecticides        Synthetic chemical        Protection of corn, cotton, rice, cereals,
                                               intermediates             fruits, vegetables from insects
                           Herbicides          Synthetic chemical        Protection of corn, cotton, cereals,
                                               intermediates             fruits, vegetables from weed growth

Specialty Chemicals        Microcrystalline    Specialty pulp            Drug tablet binder and disintegrants,
                             cellulose                                   food additive
                           Carrageenan         Refined seaweed           Food additive for thickening and
                                                                         stabilizing

                           Alginates           Refined seaweed           Food additive and key ingredient in
                                                                         health and wound care
                           Lithium             Mined lithium             Pharmaceuticals, batteries, polymers

Industrial Chemicals       Soda Ash            Mined trona ore           Glass, chemicals, detergents
                           Peroxygens          Processed hydrogen        Pulp, paper, textiles, electronics
                           Phosphorus          Mined phosphate rock      Detergents, food, cleaning compounds,
                             chemicals                                   agriculture

     We have operations in many areas around the world. North America represents our single largest geographic market, generating approximately 48% of 2001 revenue. Europe and Latin America represent the second and third largest markets, with 20% and 16%, respectively. With a worldwide manufacturing and distribution infrastructure, we are able to respond rapidly to global customer needs, offset downward economic trends in one region with positive trends in another and better match revenues to local costs in order to mitigate the impact of currency volatility.

Competitive Strengths

     Leading market positions. We have a number one or number two market position in many of our product lines either globally or in North America largely as a result of our proprietary technologies and, with respect to industrial chemicals, our position as a low-cost producer. The following product lines accounted for approximately 78% of our 2001 consolidated revenue:

      Agricultural Products                     Specialty Chemicals                       Industrial Chemicals
----------------------------          ----------------------------------         ------------------------------------
Product Line    Market Position       Product Line       Market Position         Product Line         Market Position
------------    ------------          ------------       ---------------         ------------         ---------------
Pyrethroids    #2 in North America    Microcrystalline   #1 globally             Soda ash             #1 in North America
                                      cellulose

Carbamates     #1 globally            Carrageenan        #1 globally             Hydrogen peroxide    #1 in North America
                                      Alginates          #2 globally             Persulfates          #1 in North America
                                      Lithium            #1 globally (shared)    Phosphorus           #1 in North America
                                                                                 chemicals(1)

----------
(1) The market position in phosphorus chemicals is held by Astaris, our 50%-owned joint venture. Its revenue is not included in our consolidated revenue.

     Global presence. We operate globally in each of our three business segments, with 52% of our 2001 revenue generated outside of North America. We manufacture products in 19 countries and sell our products into more than 120 countries. This global presence mitigates the effect of local currency fluctuations, regional economic conditions and, in the case of our Agricultural Products segment, planting seasons and weather patterns.

     Diversified business mix and high-quality customer base. Our products are sold for use in a diverse range of industries, including agriculture, chemicals, detergents, pharmaceuticals, food, glass, pulp and paper and electronics. Our customers include some of the world's leading manufacturers and suppliers in their industries. Over 75% of our 2001 consolidated revenue was derived from sales to non-cyclical industries. In 2001, no one customer represented more than 5% of our revenue, and our top ten customers represented in aggregate less than 15% of our consolidated revenue.

     Backward integration and low-cost global sourcing. In several of our businesses, such as soda ash, lithium and phosphorus chemicals, we have access to low-cost raw materials either through long-term sourcing arrangements or backward integration into the mining and initial processing of the primary raw material. In our biopolymers business, we have exclusive access to specialty grades of raw materials and a low-cost sourcing strategy through our relationships with a range of suppliers strategically located near our global manufacturing facilities. Through our Argentine mining operation, we have access to a supply of low-cost lithium. In our Industrial Chemicals segment, we have access to the world's largest deposit of high-quality, low-cost trona ore, the primary raw material for production of natural soda ash. In our Agricultural Products segment, we pursue a global sourcing strategy in which we take advantage of low-cost manufacturing economics offered by foreign producers. Partly due to our mining operations, raw materials represented only approximately 30% of our 2001 cost of sales and services, and no one raw material represented more than 7% of our total raw material purchases.

     Focused R&D and strong applications expertise. An effective R&D program is a critical component of our Agricultural Products and Specialty Chemicals segments, driving growth through development of new market applications for our current products and commercialization of our new products. In our Agricultural Products segment, we are accelerating the development of proprietary insecticides. For example, we are working with Devgen to develop more specialized and effective insecticides that target mortality mechanisms unique to specific pests. In our biopolymers business, as a result of working closely with our customers' research and development staffs, we have detailed knowledge of their development activities, including the performance attributes that they are working to achieve. We use such knowledge to assist and encourage our customers to specify our ingredients into their products at an early stage of development. We believe that by working closely with our customers in this manner, we are able to maintain a disproportionately higher share of market-leading customers than our competitors. In our lithium business, we are developing new organolithium and organometallic compounds that are used in the chemical synthesis of many active pharmaceutical ingredients, which are used in currently available pharmaceutical products as well as those under development. These new product initiatives expand the range of capabilities we can offer our major pharmaceutical customers and broaden our relationships with them.

     Management with extensive industry experience. Our senior management team consists of professionals with significant industry experience. These managers have successfully operated our businesses during various industry conditions and cycles. Our top four executives have an average of approximately 25 years of experience with us.

Business Strategy

     Our strategy is balanced between driving growth and innovation within our Specialty Chemicals and Agricultural Products segments and maintaining leading market shares through low-cost positions in our Industrial Chemicals segment. Our financial focus is on maximizing cash flow and reducing debt, principally through continuing to reduce our costs and prudently managing capital expenditures and working capital.

     We have completed a strategic review of our business portfolio with a view toward concentrating our focus on areas with the greatest growth potential. In that regard, management is exploring opportunities for divestitures, an action which we believe could also enhance our liquidity and reduce debt.

     Develop new technologies and products. We have refocused our Agricultural Products segment on the development and marketing of new insecticides and new applications for our existing products, including label expansions of our proprietary insecticides and herbicides. We are also developing strategic alliances in Agricultural Products to accelerate market penetration in certain geographic regions and to access and develop new technologies. In this regard, we have obtained exclusive rights from ISK to develop, market and distribute new insecticides. Additionally, we are accelerating discovery of new insecticides through our industry-leading genomics-based research and screening program with Devgen. In our Specialty Chemicals segment, we continue to enhance our product portfolio and grow market share through strategic alliances with large pharmaceutical and food customers to develop innovative drugs and new food products. We are also shifting our lithium product mix to higher margin end-uses, such as pharmaceuticals and lithium ion battery products, from commodity lithium applications.

     Manage Industrial Chemicals for cash. We intend to maintain our leading market positions and low-cost structure by continually developing improved mining and manufacturing processes and prudently managing our asset base. For example, in soda ash, we continually strive to optimize our proprietary and low-cost solution mining and longwall mining techniques, thereby reducing our production costs which we believe are already among the lowest in the industry. Our phosphorus chemicals joint venture, Astaris, has recently shifted from an elemental phosphorus manufacturing process to a lower cost process based on purified phosphoric acid. Also, we are focusing our marketing and technical resources within high-value niche applications in the food processing, environmental and electronics markets.

     Continue to reduce costs. We aggressively seek ways to reduce costs in each of our business segments on an ongoing basis. We have achieved our 2002 goal of $27 million in annual cost savings relative to our 2001 costs. In Agricultural Products, we have recently reduced annual selling, administrative and research and development costs by $20 million through headcount reductions, marketing our non-strategic products through distributors and eliminating herbicide research. We continue to expand our program of outsourcing manufacturing of agrochemicals, which reduces fixed costs and capital expenditures. In Industrial Chemicals, we have recently reduced fixed costs and restructured certain business processes to achieve $7 million in annual cost savings due to lower overhead expenses.

     Reduce debt and re-establish an investment-grade rating. We are committed to the goal of re-establishing our investment-grade rating through continued debt reduction and the execution of our business strategies. In June 2002, we raised $106.1 million in a public offering of our common stock and used the net proceeds to reduce our indebtedness. We will continue to evaluate opportunities for divesting non-strategic assets, which we believe will also enhance our liquidity.

Our Business Segments

Agricultural Products

  Overview

     Our Agricultural Products segment manufactures and sells a portfolio of crop protection, structural pest control, and turf and ornamental products around the globe. Our product development efforts focus on developing more environmentally compatible solutions that can cost-effectively increase farmers' yields and provide alternatives to established chemistries to which insects have developed resistance. We believe that our genomics-based discovery strategy will identify new insecticides that enable farmers to enhance their crop yields.

  Products and Markets

     Agricultural Products provides a wide range of proprietary, branded products--based on both patented and off-patent technologies--for worldwide markets. Product branding is a prevalent industry practice used to help maintain and grow market share by promoting consumer recognition and the reputation of the product and the supplier. While our position is particularly strong in North America, we derive more than 50 percent of Agricultural Products' revenue from outside North America.

    2001 REVENUE BY CATEGORY                2001 GLOBAL REVENUE BY REGION

    Insecticides         75%                North America            41%
    Herbicides           25%                Latin America            28%
                                            Asia                     12%
                                            Europe, Middle East
                                            & Africa                 19%

     In contrast to most other major crop protection companies, insecticides dominate our Agricultural Products segment, particularly pyrethroid and carbamate chemistries in which we maintain leading global positions. We also maintain strong niche positions in the herbicide market. We differentiate ourselves through a highly focused strategy in selected crops and regions. We leverage our proprietary chemistries and pest-specific R&D to develop and market new insecticides and new applications of our existing products. The following table summarizes the principal product chemistries in Agricultural Products and the principal uses of each chemistry:

                                                                                                                Prof. Pest
                                                                                                                 Control,
                                                                           Fruits,             Sugar              Home &
                                             Cotton Corn  Rice   Cereals Vegetables  Soybeans  Cane    Tobacco    Garden
--------------------------------------------------------------------------------------------------------------------------
                              permethrin              X                       X          X                           X
                             ---------------------------------------------------------------------------------------------
                             cypermethrin             X             X         X          X                           X
                             ---------------------------------------------------------------------------------------------
                              bifenthrin       X      X                       X          X                           X
                             ---------------------------------------------------------------------------------------------
               Pyrethroids      alpha-
                             cypermethrin                                     X          X
                             ---------------------------------------------------------------------------------------------
Insecticides                     zeta-
                             cypermethrin      X      X     X       X         X          X        X                  X
               -----------------------------------------------------------------------------------------------------------
               Carbamates     carbofuran       X      X     X       X         X          X        X       X
                             ---------------------------------------------------------------------------------------------
                              carbosulfan      X            X
               -----------------------------------------------------------------------------------------------------------
                   Other       cadusafos                                      X                           X
                             ---------------------------------------------------------------------------------------------
                              sulfuramid                                                                             X
--------------------------------------------------------------------------------------------------------------------------
                             carfentrazone     X      X     X       X         X          X                           X
                             ---------------------------------------------------------------------------------------------
        Herbicides             clomazone       X            X                 X          X        X       X
                             ---------------------------------------------------------------------------------------------
                             sulfentrazone                                    X          X        X       X
                             ---------------------------------------------------------------------------------------------

     Recently, we entered into several agreements with ISK, a leading Japanese crop protection company, under which we will work together to market and distribute existing and new insecticide chemistries in various markets. With the ISK alliance, we have expanded our distribution capabilities in Japan and in Europe by jointly investing with ISK in the Belgian-based pesticide distribution company, Belchim Benelux N.V. Through these alliances and our own targeted marketing efforts, we expect to continue to enhance our access to markets and develop new products that will help us continue to compete effectively.

  Research and Development

     We plan to grow through obtaining new labels for existing product lines as well as obtaining complementary chemistries from other pesticide companies. We have recently obtained label expansions for zeta-cypermethrin for use on corn, rice, alfalfa, sugar cane and leafy vegetable crops. Meanwhile, our carfentrazone herbicide has been recently approved for cotton defoliation in North America. In addition, we continue to develop new applications for sulfentrazone and clomazone herbicides.

     In the next few years, we expect to launch on an exclusive basis a new sucking pest insecticide in the Americas discovered by ISK. The EPA has recently prioritized this patented new chemistry for registration in certain applications as an organophosphate alternative. The EPA is encouraging the development of alternative products for organophosphates, currently the number one class of insecticides in terms of worldwide demand.

     We are among the first agrochemicals companies to pursue a predominantly genomics-based approach in our long-term discovery efforts to identify compounds with a specific biological function on agricultural pests. We believe this approach, which is used extensively in the pharmaceutical industry, will enable us on a more rapid and cost-effective basis to discover new insecticide chemistries that target mortality mechanisms unique to specific pests. We believe that our partnership with Devgen will effectively combine our crop and pest control expertise with Devgen's expertise in genomic experimentation to accelerate the discovery of new and effective pest control products.

  Industry Overview

     The global agricultural market consumed $26 billion in agrochemicals in 2001, representing a decline from 1997's level of $29 billion. During the same period, demand for genetically modified (GM) crops, which are resistant to, among other things, certain insects, grew from a very low base in 1997 to $3 billion in 2001. In addition to the penetration of GM crops, low global crop prices and economic instability and generic competition in Latin America and Asia contributed to the decline in agrochemicals over the 1997-2001 period.

     Total revenue generated by the global agricultural crop protection industry is comprised of 32% in North America, 27% in Asia, 24% in Europe and 17% in South America. The three principal categories of agricultural chemicals are herbicides, representing approximately 51% of global industry revenue, insecticides, representing approximately 26% of global revenue, and fungicides, representing approximately 20% of global revenue. We do not participate in the fungicide category.

     Insecticides are used to control a wide range of pests, including chewing pests (such as caterpillars) and sucking pests (such as aphids). Insecticides are applied as sprays, dusts or granules and are used on a wide variety of crops such as fruits, vegetables and cotton, soybean, corn and cereal crops. There are several major classes of chemical insecticides: organophosphates, carbamates and pyrethroids.

     Herbicides prevent or inhibit weed growth, thereby reducing or eliminating the need for manual or mechanical weeding. Herbicides can be selective (killing only specific unwanted foliage) or non-selective (killing all foliage), and are also segmented by their time of application: pre-planting, pre-emergent and post-emergent.

     The agrochemicals industry has recently undergone significant consolidation. Based on 2001 sales and giving effect to recent acquisitions, the top six crop protection companies, Syngenta AG, Bayer AG, Monsanto Company, BASF AG, The Dow Chemical Company and E. I. du Pont de Nemours and Company, currently represent 85% of global sales, while in 1995, the top six companies represented only 52% of sales. Four of the top six companies, Syngenta, Bayer, BASF and Dow, have all made significant acquisitions of other crop protection companies over the past few years. A significant driver for this consolidation has been the advent of biotechnology and the resulting escalation of R&D costs, particularly in herbicides employed in row crops.

     The next tier agrochemical producers, including Makhteshim-Agan Industries Ltd., Sumitomo Chemical Company Limited, us and Nufarm Limited, generally employ strategies focusing on niche crops and markets (i.e. fruits, vegetables, household plants, turf and ornamental markets). Additionally, there has been a recent trend among these producers to partner with one another in order to gain economies of scale more comparable to larger competitors.

Specialty Chemicals

  Overview

     Our Specialty Chemicals segment is focused on high-performance food ingredients, pharmaceutical excipients and intermediates, and lithium specialty products that enjoy solid customer bases and consistent, growing demand. The majority of Specialty Chemicals revenues are to customers in non-cyclical end markets. We believe that our future growth in this segment will continue to be based on the performance capabilities of these products and our research and development capabilities, as well as on the alliances and close working relationships developed with key global customers.

  Products and Markets

     The following is a summary of the sales of the two businesses within Specialty Chemicals, biopolymers and lithium, and a breakdown of the combined revenue of the two businesses by market segment:

       2001 REVENUE BY DIVISION          2001 REVENUE BY MARKET

       BioPolymer         72%            Pharmaceuticals           36%
       Lithium            28%            Energy Storage*            4%
                                         Specialty Polymers         8%
                                         Other                     21%
                                         Food                      31%

                                         *Excludes unconsolidated sales from JV.

  FMC BioPolymer

     FMC BioPolymer is a leading supplier of microcrystalline cellulose, carrageenan and alginates--ingredients that have high value-added applications in the production of food, pharmaceutical and other specialty consumer and industrial products. Microcrystalline cellulose, processed from specialty grades of wood pulp, provides important binding and disintegrant properties for tablets and capsules and has unique functionality that improves the texture and stability of many food products. Carrageenan and alginates, both processed from seaweed, are used in a wide variety of food, pharmaceutical and specialty areas.

     FMC BioPolymer is organized around three major markets--food, pharmaceutical and specialty ingredients--and is a key supplier to many global leaders in these markets. Many of FMC BioPolymer's customers have come to rely on us for the majority of their supply requirements for these product lines. We believe that such reliance is based on our innovative solutions and operational quality. The following chart summarizes the major markets for FMC BioPolymer's products and our chemistries in each market:

                                                      Microcrystalline
                                                          cellulose     Carrageenan      Alginates   Other
-----------------------------------------------------------------------------------------------------------
                       Beverage                               X               X              X
                       ------------------------------------------------------------------------------------
          Food         Convenience Foods                      X               X              X         X
                       ------------------------------------------------------------------------------------
                       Meat and Poultry                                       X
-----------------------------------------------------------------------------------------------------------
                       Tablet Binding and Coating             X                                        X
                       ------------------------------------------------------------------------------------
   Pharmaceutical      Anti-reflux                                                           X
                       ------------------------------------------------------------------------------------
                       Liquid Suspension                      X               X
                       ------------------------------------------------------------------------------------
                       Biomedical                                                            X
-----------------------------------------------------------------------------------------------------------
                       Personal Care                                          X              X
                       ------------------------------------------------------------------------------------
       Specialty       Pet Food                                               X              X
                       ------------------------------------------------------------------------------------
                       Household and Other                    X               X              X         X
-----------------------------------------------------------------------------------------------------------

  Lithium

     Lithium is a vertically-integrated, technology-based business, based on both inorganic and organic lithium chemistries. While lithium is sold into a variety of end-markets, we have focused our efforts on selected growth niches such as fine chemicals for pharmaceutical synthesis, specialty polymers and energy storage.

     The electrochemical properties of lithium make it an ideal material for portable energy storage in high performance applications, including heart pacemakers, cell phones, camcorders, personal computers and next- generation technologies that combine cellular and wireless capabilities into a single device. Lithium is also being developed as the enabling element in advanced batteries for use in hybrid electric vehicles.

     Our organolithium products are sold to fine chemical and pharmaceutical customers who seek to lower the costs of pharmaceutical production by improving the efficiency of their chemical processes. Organolithiums are also highly valued in the specialty polymer markets as polymer initiators in the production of synthetic rubbers and elastomers. Based on our proprietary technology, the lithium business is developing new, highly specialized polymers for industrial coatings, automotive coatings and rocket fuels.

     The following chart summarizes the major markets for lithium's products and our chemistries that meet customer needs in each market.

                                                                   Lithium
                                   Primary      Specialty       Metal/Cathodic
                                  Inorganics    Inorganics        Materials           Organometallics       Intermediates
-------------------------------------------------------------------------------------------------------------------------
       Fine Chemicals                 X                                X                     X                    X
      Pharmaceuticals,
   agricultural products
-------------------------------------------------------------------------------------------------------------------------
         Polymers                                                      X                     X                    X
    Elastomers, rocket
    fuels, synthetic
   rubbers, industrial
        coatings
-------------------------------------------------------------------------------------------------------------------------
      Energy Storage                  X              X                 X
     Non-rechargeable
  batteries, lithium-ion
        batteries
     (rechargeable)
-------------------------------------------------------------------------------------------------------------------------
         Other                       X              X
   Glass & ceramics,
 construction, greases
  & lubricants, air
 treatment, pool water
       treatment
-------------------------------------------------------------------------------------------------------------------------

  Industry Overview

  Food Ingredients

     The food ingredients industry is a $14.4 billion global market segmented by function into structural and textural, sensory enhancement, nutritional, preservative and processing aids. Our biopolymers business serves the $4.5 billion texture, structure and physical stability ingredients ("TSPS") market. TSPS imparts physical properties to thicken and stabilize foods. There is a wide range of ingredients used for TSPS and a wide range of food groups served, including bakery, meats, dairy and convenience products. The industry is dispersed geographically, with 38% of sales in Europe, 33% in North America, 19% in Asia and 10% in Latin America.

     Overall growth within the TSPS industry has historically ranged from 3% to 4%, with some product lines growing up to 6%. Our TSPS products have historically grown at the higher end of this range. Trends driving growth include increasing consumer interest in healthier foods, greater convenience and growth in per capita consumption of processed foods in emerging markets. The trend toward health and convenience drive the need for more functional ingredients to impart desired food tastes and textures. Carrageenan and MCC, which address this need, are growing faster than the overall TSPS market. The global customer base for TSPS is relatively fragmented and includes large and small food processors. The largest twenty customers account for approximately 21% of global TSPS ingredient purchases. Consolidation among these customers has been a significant trend. Over the past several years, large companies have merged with other large market participants (notably, Slimfast Foods Company/Bestfoods/Unilever PLC, Nabisco Group Holdings Corp./Kraft Foods Inc., The Pillsbury Company/General Mills, Inc., Suiza Foods Corporation/Dean Foods Company) and have grown at twice the rate of smaller firms. In light of these conditions, TSPS ingredient suppliers such as ourselves have focused on establishing strategic partnerships with market leaders with the goal of reducing costs, leveraging technology and expanding product offerings with key accounts.

     Within the entire food ingredients market, there are a relatively large number of suppliers, due principally to the broad spectrum of chemistries employed. Segment leadership, global position and investment in technology are key factors to sustaining profitability. In addition, larger suppliers may often provide a broader product line and a range of services including functional systems or blends. The top ten suppliers of TSPS ingredients represent approximately 58% of sales and include Danisco A/S, DuPont, CP Kelco ApS, Imperial Chemical Industries PLC, Cargill Incorporated, Sobel N.V., DGF Stoess AG, FMC, Degussa AG, and Tate & Lyle PLC.

  Pharmaceutical Chemicals

     Our biopolymers business sells into the formulation chemicals segment of the pharmaceutical market, which represents a $2.2 billion market in 2001, up from $2.0 billion in 1999. The major end markets for formulation chemicals include coatings and colors (17% of total formulation chemical sales), fillers (14%), binders (13%), sweeteners and flavors (9%), disintegrants (7%) and others. Sales of such products are concentrated within Western Europe and North America, constituting 40% and 35% of sales respectively. Overall growth has historically been 4%-5% per annum and is expected to continue at this pace.

     Competitors tend to be grouped by chemistry. In MCC, we are the largest supplier with a market share that is more than twice that of our next largest competitor. Our principal MCC competitors in pharmaceuticals include J. Rettenmaier & Sohne GmbH, Ming Tai Chemical Co., Ltd., Penwest Pharmaceuticals Company, Asahi Kasei Corporation and Blanver Farmoquimica Ltda. While pricing pressures from low cost producers is a common competitive dynamic, market leaders like ourselves offset that pressure by providing the most reliable and broadest range of products and services. Customers of excipients are pharmaceutical firms who depend upon reliable therapeutic performance of their drug products.

     We are also a leading supplier of alginates into the larger health care market. Highly refined extracts from selected seaweeds provide a broad range of alginate functionality, including uses in anti-reflux disorders, dental impressions, control release of drugs and wound dressings.

  Lithium Specialties

     Consumption of lithium-based products globally is roughly $450 million, with projected growth of 5% per year over the next several years. Lithium is a highly versatile metal with diverse end-use markets including glass/ceramics, aluminum production, pharmaceuticals, polymers and both rechargeable and disposable lithium batteries.

     We market a wide range of lithium-based products ranging from upstream, commodity lithium carbonate to highly specialized downstream products such as organolithium compounds and cathodic materials for batteries. In recent years, commodity lithium carbonate has seen a significant price decline due largely to industry oversupply and the aggressive entry of a new competitor, Sociedad Quimica y Minera de Chile S.A. ("SQM"). New entry into the specialty lithium markets is difficult due to the level of proprietary knowledge of products and process technologies involved. Three companies (FMC, Chemetall SA and SQM) produce lithium carbonate while only FMC and Chemetall participate in value added downstream products for applications such as the pharmaceutical, polymer and battery markets. The markets for specialty lithium products tend to be concentrated in more developed regions, including North America, Europe and Japan.

Industrial Chemicals

  Overview

     Our Industrial Chemicals segment has low-cost positions in high-volume inorganic chemicals including soda ash, phosphorus chemicals and hydrogen peroxide, complemented by high-value niche positions in specialty alkali, phosphorus and peroxygen products. Our Industrial Chemicals segment primarily serves the major customers in each market and is a leader in low-cost technology and the development of specialty niches, such as persulfates and peracetic acid.

  Products and Markets

     The following is a summary of the sales of the four main businesses within Industrial Chemicals--Alkali, Peroxygens, Foret and Astaris--as well as a breakdown of the combined revenue of the segment by geographic region:

                                     [CHART]

2001 REVENUE BY BUSINESS               2001 REVENUE BY REGION
Alkali            38%                     North America          62%
Foret             24%                     Asia                    4%
Astaris**         21%                     South America          11%
Peroxygens*       17%                     Europe, Middle East
                                          & Africa               23%
*Includes sales from
Hydrogen Peroxides
and Active Oxidents.

**Sales not consolidated.

     Industrial Chemicals serves a diverse group of markets, from economically sensitive industrial sectors to technology-intensive specialty markets. We process and sell refined inorganic products that are sought by customers for their critical reactivity or specific functionality. In addition, we produce, purify and market higher-value downstream derivatives into specialized and customer-specific applications. These applications include dialysis, rocket propulsion, animal nutrition, biocides, semiconductors and baking.

  Alkali

     Our Alkali Chemical Division is the world's largest producer of natural soda ash and the largest producer of soda ash in North America. Soda ash is used by manufacturers in the glass, chemical processing and detergent industries. We also produce sodium bicarbonate, caustic soda and sodium sesquicarbonate, a refined trona product used in animal feed and personal care applications. Our soda ash business is operated through FMC Wyoming, which we manage as an integral part of our Alkali business and in which we own stock representing an 87.5% economic interest, with the remaining stock held by two Japanese companies.

     We are the industry leader in the mining and production of natural soda ash, having developed and implemented multiple proprietary, low-cost mining technologies such as long-wall and solution mining. We believe that Alkali's production facilities give us a competitive advantage in terms of scale, flexibility and reliability. Our two production sites in Green River, Wyoming have the capacity to produce approximately 5 million tons of soda ash annually, though the business has recently mothballed 1.3 million tons of capacity to improve cost structure and to respond to current market conditions. We believe that our Alkali business will be able to continue to generate significant cash flows in the future due to its ability to meet any expected increase in demand without major capital expenditures.

  Peroxygens

     We are a worldwide producer of hydrogen peroxide with production facilities in the United States, Canada and Mexico, through Foret, in Spain and the Netherlands, and through a joint venture company, in Thailand. We are also the leading producer of hydrogen peroxide in North America. Demand for hydrogen peroxide is driven primarily by the demand for more environmentally friendly substitutes for chlorine within the pulp and paper industry, and to a lesser extent, by demand in the electronics, chemical processing, food and textiles industries. Hydrogen peroxide shipping costs can be significant as this product is typically sold in a solution with water. Due to the high cost of transporting these chemicals, our four North American hydrogen peroxide facilities are strategically located to provide us with a commercial advantage based on their proximity to our customers. In addition, we benefit from our state-of-the-art hydrogen peroxide process technology. We believe that we will improve cash flow as a result of a recent restructuring and the mothballing a portion of our production capacity.

     Our specialty peroxygens business is a leading supplier of persulfate products, a major producer of peracetic acid and other specialty oxidants, and a low-cost producer through our unique process technology and geographic location. Our persulfates are used in polymer manufacture as initiators, in electronic circuit board manufacture as etchants and cleaners and in hair care products as an active ingredient. Our peracetic acid is a strong oxidizer with many important biocidal applications in the food industry. Typically, we compete as a specialty player in markets where there are few competing products and where we believe that we have strong technical expertise.

  Foret

     Our European subsidiary, Foret, headquartered in Barcelona, Spain, is a leader in providing chemical products to the detergent, paper, textile, tanning and chemical industries. Foret is a large and diverse operation with seven manufacturing locations in Europe. Foret has strong positions in phosphates, hydrogen peroxides, perborates, sulfur derivatives, silicates and zeolites. Our Foret brand name has strong presence in Southern Europe, Africa and the Middle East.

  Astaris

     Astaris is one of two large diversified phosphorus chemical suppliers in the western hemisphere. Astaris is a 50%-owned joint venture between us and Solutia that was formed as a separate company in 2000 with headquarters in St. Louis, Missouri. Astaris' products are used in detergent applications, chemical processing, baking, food processing and fire suppressants.

     Astaris is shifting its manufacturing process to a lower-cost source of phosphorus. We believe that the move from a manufacturing strategy based on elemental phosphorus to one based on PPA feedstock will eliminate the high environmental compliance and energy costs that adversely affected our Pocatello elemental phosphorus facility and unfavorably impacted our earnings in recent years. We expect profitability to improve as Astaris realizes the benefits of its recent restructuring and as the economic environment improves.

  Industry Overview

     We primarily participate in three product segments: soda ash ($4 billion in global sales), hydrogen peroxide ($1.5 billion), and phosphorus chemicals ($2.5 billion). These products are generally inorganic-based, produced from minerals or air, and are generally commodities, which, in many cases, have few cost effective substitutes. Growth is typically a function of GDP or the rate of industrialization in key export markets. Pricing tends to reflect short-term supply and demand as producers add or reduce capacity and demand changes.

  Soda Ash

     Soda ash is a highly alkaline inorganic chemical essential in the production of glass (50% of total demand), and widely used in the production of chemicals (27%), soaps and detergents (11%) and many other products. Natural soda ash is generally produced from trona, a natural form of sodium sesquicarbonate, through mining and chemical processing. Soda ash may also be produced synthetically using the process developed in the 19th century by Ernest Solvay, which uses salt, ammonia, carbon dioxide and limestone as raw materials. The Solvay process requires a significant amount of heat energy and produces large quantities of waste by-products, making it much less cost-effective than natural soda ash production.

     Because of the processing cost advantages of trona and the large natural reserves of trona in the U.S., particularly in Green River, Wyoming, all U.S. soda ash production is natural. By contrast, due to a lack of trona, a large percentage of the soda ash that is manufactured in the rest of the world is produced synthetically. In 2000, effective U.S. natural soda ash capacity was approximately 12.5 million short tons. Current capacity utilization is approximately 90% of effective capacity. High capacity utilization levels have resulted from mothballing of capacity by several producers during 2000 and 2001. Major U.S. producers other than us are OCI Chemical Corporation, Solvay S.A., The General Chemical Group Inc., IMC Global Inc. and American Soda, L.L.P.

     Approximately 35%-40% of U.S. natural soda ash production is exported through ANSAC. ANSAC is the foreign sales association of all U.S. producers of soda ash, and was established in 1983 under the Webb-Pomerene Act and subsequent legislation. Since its creation, ANSAC has been successful in coordinating soda ash exports, exploiting the natural cost benefits of U.S. produced natural soda ash and leveraging its large scale of operations to the benefit of its member companies. U.S. exports of soda ash have risen from 1.1 million tons in 1982 to an approximately 4.2 million tons in 2001, an average annual growth rate of 8.2%.

  Peroxygens

     Hydrogen peroxide is typically sold in aqueous solutions for use as a bleach or oxidizer. As such, it often competes with other chemicals capable of performing similar functions. Some of our specialty peroxygen derivatives (e.g., perborates) also function as bleaching or oxidizing agents. Environmental regulations, regional cost differences (often due to transportation costs) and technical differences in product performance enter into the decision to use hydrogen peroxide or one of its derivatives rather than another product. Since these considerations vary by region, the consumption patterns vary in different parts of the world. Hydrogen peroxide is sold in aqueous solutions, usually 35%, 50% or 70% by weight.

     The U.S. pulp and paper industry represents over half of domestic demand for hydrogen peroxide. In this market, hydrogen peroxide is used as an environmentally friendly bleaching agent to brighten chemical, mechanical and recycled pulps, as well as treat a wide range of mill pollutants in the waste stream. As a result of increased use of hydrogen peroxide in pulp and paper during the 1990's as an attractive replacement for chlorine, U.S. demand for hydrogen peroxide grew at an annual rate of 6%. During that same time, the hydrogen peroxide market became increasingly cyclical as a result of greater exposure to the pulp industry, which has recently experienced a general slowdown. In addition, demand growth for hydrogen peroxide has slowed as the conversion from elemental chlorine by the U.S. pulp industry is largely complete.

     Due to the downturn in the pulp and paper industry and the resulting over-capacity in the market, hydrogen peroxide prices weakened substantially in 2001. With the recent mothballing of hydrogen peroxide capacity, utilization levels in 2002 have now risen to approximately 90% of effective capacity of approximately 1.5 billion pounds. Due to the lagging effect of these capacity reductions on selling prices and the prolonged weakness in the pulp and paper markets, U.S. hydrogen peroxide pricing has not yet recovered and, in fact, continued to decrease somewhat in early 2002. However, pulp shipments have recently started to increase and pulp inventories have started to decline, both of which have historically been leading indicators of a recovery in hydrogen peroxide demand and sales prices. Major North American hydrogen peroxide producers include us, Akzo Nobel, N.V., ATOFINA Chemicals, Inc., Degussa AG, Kemira Oyj and Solvay.

  Phosphorus Chemicals

     Phosphorus chemicals are used in many industrial applications in a wide array of chemical compounds. Overall growth in demand for phosphorus chemicals tends to correlate with GDP. Phosphoric acid and phosphate salts (e.g., sodium phosphates, calcium phosphates, potassium phosphates) are sold into many markets including detergents, food, beverage, water treatment, automotive, metal cleaning, specialty agricultural, and fire suppressants.

     Phosphorus chemicals are now produced using two processes. Most industrial applications use the cost-effective PPA process involving the purification of fertilizer-grade phosphoric acid. Thermal phosphoric acid, long the industry standard, is produced from elemental phosphorus but is far more costly due to energy and environmental compliance costs, and is now used mainly in limited applications. While Astaris ceased the production of elemental phosphorus in 2001, it is still produced by Monsanto in the United States (largely for manufacture of glyphosate), Thermphos in the Netherlands, and in several other countries, principally China.

     Worldwide demand for phosphorus chemicals declined in the early 1990's as detergents containing phosphates were banned in North America and Europe. Since 1994, worldwide demand for phosphorus chemicals has grown 1%-2% per year from 2.1 million metric tons to 2.3 million metric tons in 2000. Over the next few years, industrial demand for phosphorus chemicals is expected to accelerate, driven by growing demand in the detergents and cleaners and food and beverage industries in newly industrializing nations, and by the growth of food and beverage applications in the United States and Europe.

     In the 1990's, reduced demand, the shift in growth toward developing regions, and the advent of new technology resulted in a significant restructuring of the phosphorus chemicals industry, as producers consolidated or exited the business. We believe the unfavorable industry trends and the industry's restructuring in response to the changing environment is largely complete, and the future outlook is for the phosphorus chemicals industry to return to its traditional GDP growth pattern.

     In North America, we participate in the industrial phosphate business through our Astaris joint venture. In Europe, we participate in this business through Foret. Both Astaris and Foret use the PPA process. Major competitors include Rhodia, S.A., Potash Corporation of Saskachewan, Inc., Prayon Rupel, S.A., and Rotem Amfer & Negev Ltd.

Raw Materials

     Our raw material requirements vary by business segment and include mineral-related natural resources (trona ore, lithium brines and phosphate rock), processed chemicals, seaweed, specialty wood pulp and energy sources such as oil, gas, coal and electricity. Raw materials represented approximately 30% of our 2001 cost of sales and services, and no one raw material represented more than 7% of our total raw material purchases.

     Ores used in Industrial Chemicals manufacturing processes, such as trona, are extracted from mines in the United States on property held by us under long-term leases subject to periodic adjustment of royalty rates. Raw materials used by Specialty Chemicals include lithium carbonate, which is currently obtained from a South American manufacturer under a long-term sourcing agreement, various types of seaweed that are sourced by the company on a global basis and wood pulp, which is purchased from several North American producers. Raw materials used by Agricultural Products, primarily processed chemicals, are obtained from a variety of worldwide sources. We do not use single-source suppliers for the majority of our raw material purchases and believe the available supplies of raw materials are adequate.

Patents

     We own a number of U.S. and foreign patents, trademarks and licenses that are cumulatively important to our business. We do not believe that the loss of any one patent, trademark or license or group of related patents, trademarks or licenses would have a material adverse effect on our overall business.

Seasonality

     The seasonal nature of the crop protection market and the geographic spread of the Agricultural Products business generally produce stronger earnings in the second and third quarters. Agricultural products sold into the northern hemisphere (North America, Europe and parts of Asia) serve seasonal agricultural markets from March through September, while markets in the southern hemisphere (Latin America, parts of Asia and Australia) are served from July through February.

     The remainder of our businesses are generally not subject to significant seasonal fluctuations.

Competitive Conditions

     We encounter competition in each of our three business segments. This competition is expected to continue in both the United States and markets outside the United States. We market our products through our own sales organization and through independent distributors and sales representatives. The number of our principal competitors varies from segment to segment. In general, we compete by operating in a cost-efficient manner and by leveraging our industry experience to provide advanced technology, high product quality, reliable supply and quality customer and technical service.

Research and Development Expense

     We perform product research and development in all of our segments with the majority of our efforts focused in our Agricultural Products segment. The product development efforts in our Agricultural Products segment focus on developing more environmentally compatible solutions that can cost-effectively increase farmers' yields and provide alternatives to insect-resistant chemistries. Our research and development expenditures in the last three years are set forth below:

                                                     Year Ended
                                                     December 31,
                                               -----------------------
                                               1999     2000      2001
                                               ----     ----      ----
                                                   ($in millions)
Agricultural Products. ..................... $ 60.9    $66.7     $72.5
Specialty Chemicals. .......................   21.2     19.1      15.9
Industrial Chemicals .......................   18.5     12.0      11.4
                                             ------    -----     -----
     Total ................................. $100.6    $97.8     $99.8
                                             ======    =====     =====

Environmental Laws and Regulations

     We are subject to various federal, state, local and foreign environmental laws and regulations that govern emissions of air pollutants, discharges of water pollutants, and the manufacture, storage, handling and disposal of hazardous substances, hazardous wastes and other toxic materials and remediation of contaminated sites. We are also subject to liabilities arising under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state laws that impose responsibility on persons who arranged for the disposal of hazardous substances, and on current and previous owners and operators of a facility for the clean-up of hazardous substances released from the facility into the environment. In addition, we are subject to liabilities under the RCRA and analogous state laws that require owners and operators of facilities that treat, store or dispose of hazardous waste to follow certain waste management practices and to clean up releases of hazardous waste into the environment associated with past or present practices.

     We have been named a potentially responsible party, or PRP, at 27 sites on the federal government's National Priority List. In addition, we also has received notice from the EPA or other regulatory agencies that the company may be a PRP, or PRP equivalent, at other sites, including 55 sites at which we have determined that it is reasonably possible that we have an environmental liability. In cooperation with appropriate government agencies, we are currently participating in, or have participated in, a Remedial Investigation/Feasibility Study ("RI/FS") or its equivalent at most of the identified sites, with the status of each investigation varying from site to site. At certain sites, a RI/FS has only recently begun, providing limited information, if any, relating to cost estimates, timing, or the involvement of other PRPs; whereas, at other sites, the studies are complete, remedial action plans have been chosen, or a Record of Decision has ("ROD") been issued.

     Environmental liabilities include obligations relating to waste handling and the remediation and/or study of sites at which we are alleged to have disposed of regulated materials. These sites include current operations, previously operated sites, and sites associated with discontinued operations. We have provided reserves for potential environmental obligations that management considers probable and for which a reasonable estimate of the obligation could be made. As of June 30, 2002, our total environmental reserve (before accounting for any potential recoveries from third parties, which we estimate at $34.8 million) was $238.5 million. This amount includes $225.7 million for remediation and $12.8 million for RI/FS activities. We estimate that we will spend approximately $25.0 million against this reserve during each of 2002 and 2003, excluding spending at the Pocatello, Idaho facility as described below. In addition, we have estimated that reasonably possible environmental loss contingencies may exceed this reserve by as much as $70.0 million at June 30, 2002.

     In December of 2001, Astaris ceased production at the Pocatello, Idaho elemental phosphorus facility. We are responsible for decommissioning of the plant and remediation of the site at an estimated incremental after-tax cost (net of expected recoveries of $36.5 million from Astaris) of $46.7 million, which we have reserved at December 31, 2001. In order to manage decommissioning and remediation more effectively, FMC reacquired the facility from Astaris in February 2002. The estimated closure and remediation costs include the remaining costs of compliance with a June 1999 Consent Decree settling outstanding violations under RCRA at the Pocatello facility, costs expected under a July 2002 Consent Order with the Idaho Department of Environmental Quality ("Idaho Consent Order") and costs to be incurred under a 1998 ROD under CERCLA which addresses previously closed ponds on the Pocatello facility portion of the Eastern Michaud Flats Superfund Site. We had previously signed a Consent Decree under CERCLA to implement this ROD, which was lodged in court on July 21, 1999. On August 3, 2000, the Department of Justice ("DOJ") withdrew the CERCLA Consent Decree and announced that it needed to review the administrative record supporting the EPA's remedy selection decision. We believe our reserves for environmental costs adequately provide for the estimated costs of the existing ROD for the site, the expenses previously described related to the RCRA Consent Decree, the Idaho Consent Order and the incremental costs associated with the decommissioning and remediation of the facility associated with the cessation of production. Management cannot predict the potential changes in the scope of the ROD, if any, resulting from the EPA's remedy review, nor estimate the potential incremental costs, if any, of changes to the existing remedy.

     In October 2001, we made a $30.0 million payment into a fund for the Shoshone-Bannock Tribes as a result of a second quarter agreement to support a proposal to amend the RCRA Consent Decree permitting the earlier closure of the largest remaining waste disposal pond at Pocatello. We reserved $40.0 million in the second quarter of 2001 for this payment. The remaining $10.0 million balance of this reserve will be paid in five equal annual installments starting in 2002.

     At our facility in Middleport, New York, we are performing remediation of soil and groundwater under a RCRA Corrective Action Order and investigating levels of potential contaminants in the soil at various properties in the area of the site. We believe that our current reserve is sufficient to address the existing onsite remediation project and clean-up of soil, if necessary, at properties adjacent to the site. However, additional costs could result if more extensive off-site remediation is required than is currently anticipated, which costs are included in our estimate of reasonably possible environmental loss contingencies. See Note 13 to our consolidated financial statements included in this offering memorandum.

     On October 21, 1999, the Federal District Court for the Western District of Virginia approved a consent decree signed by us, the EPA (Region III) and the DOJ regarding past response costs and future clean-up work at the discontinued fiber-manufacturing site in Front Royal, Virginia. As part of a prior settlement, government agencies are expected to reimburse us for approximately one-third of the clean-up costs due to the government's role at the site. Our $70 million portion of the settlement was charged to earnings in 1998 and prior years. The amount of our current reserve for anticipated expenditures at our former site in Front Royal, Virginia, is $49.2 million.

     Although potential environmental remediation expenditures in excess of the current reserves and estimated loss contingencies could be significant, the impact on our future consolidated financial results is not subject to reasonable estimation due to numerous uncertainties concerning the nature and scope of contamination at many sites, identification of remediation alternatives under constantly changing requirements, selection of new and diverse clean-up technologies to meet compliance standards, the timing of potential expenditures and the allocation of costs among PRPs as well as other third parties.

     The liabilities arising from potential environmental obligations that have not been reserved for at this time may be material to any one quarter or year's results of operations in the future. Management, however, believes any liability arising from potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial condition and may be satisfied over the next 20 years or longer.

     Regarding operating sites, we spent $87.4 million in 2001 for capital projects relating to environmental control facilities, and expect to spend approximately $15.9 million and $12.1 million respectively, on such matters in 2002 and 2003. In 2001, we spent $35.9 million for environmental compliance costs, which are not covered by established reserves, and expect to spend approximately $25.0 million in 2002 and 2003, respectively, for such costs.

Legal Proceedings

     Like hundreds of other industrial companies, we have been named as one of many defendants in asbestos-related personal injury litigation. These cases (most cases involve between 50-350 defendants) allege personal injury or death resulting from exposure to asbestos in premises of the Company or to asbestos-containing components installed in machinery or equipment manufactured or sold by discontinued operations. The machinery and equipment businesses we owned or operated did not fabricate the asbestos-containing component parts at issue in the litigation, and to this day, neither the U.S. Occupational Safety and Health Administration nor the EPA has banned the use of these components. Further, the asbestos containing materials were housed inside of machinery and equipment and accessible only at the time of infrequent repair and maintenance. Therefore, we believe that, overall, the claims against us are without merit and consider ourselves to be a peripheral defendant in these matters. Indeed, the bulk of the claims against us to date have been dismissed without payment.

     As of August 15, 2002, there were approximately 16,000 premises and product claims pending against us in several jurisdictions. To date, we have had discharged, all before trial, approximately 51,000 claims against us, the overwhelming majority of which have been dismissed without any payment to the plaintiff. The costs of all settlements to date have totaled approximately $3.0 million.

     We intend to continue managing these cases in accordance with our historical experience. We have established a reserve for this litigation and believe that the outcome of these cases will not have a material adverse effect on our consolidated results of operations, cash flows or financial condition.

     We are party to various other lawsuits, both as defendant and plaintiff, arising in the normal course of business. We believe that the disposition of these lawsuits will not, individually or in the aggregate, have a material adverse effect on our consolidated results of operations, cash flows or financial condition.

Employees

     We employ approximately 5,700 people, with approximately 3,300 people in our domestic and 2,400 people in our foreign operations. Approximately 18% of our U.S.-based employees and 40% of our foreign-based employees are represented by collective bargaining agreements. We are currently renegotiating one of our six collective bargaining agreements in the U.S., which covers less than 100 employees and is scheduled to expire in the fourth quarter of 2002. We believe that we maintain good employee relations and have successfully concluded virtually all of our recent negotiations without a work stoppage. In those rare instances where a work stoppage has occurred, there has been no material effect on consolidated sales and earnings. We cannot predict, however, the outcome of future contract negotiations.

Forward-Looking Information

     The foregoing discussion includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are typically identified by use of the words "anticipate," "believe," "estimate," "expect" and similar expressions, although some forward-looking statements are expressed differently. Such forward-looking statements include, among other things, statements about the following:

          o the effectiveness of our strategy to align our business with our future growth plans and increase our flexibility to changing market conditions;

          o our ability to concentrate our future research and development activities on insecticides while still maximizing the market potential of already commercialized herbicides;

          o    the increase in market demand for phosphorous chemicals;

          o the effect of R&D programs to drive growth in our Agricultural Products and Specialty Chemicals segments and result in our business obtaining a disproportionately higher share of market-leading customers than our competitors;

          o    the effect of divestitures on our liquidity;

          o our ability to maintain our leading market positions and low-cost structure by developing improved mining and manufacturing processes and prudently managing our asset base;

          o    the continued growth within our Specialty Chemicals segment;

          o the improvement of results in our Industrial Chemicals segment in 2002;

          o the ability to increase cash flow from mothballing of hydrogen peroxide;

          o    the success of our genomics-based discovery strategy;

          o our ability to realize competitive advantages in terms of scale, flexibility and reliability due to our Alkali Chemical Division production facilities;

          o our ability to continue to generate significant cash flows in our Alkali Chemical Division due to our ability to meet any expected increase in demand without major capital expenditures;

          o an improvement in profitability due to Astaris LLC realizing the benefits of its restructuring and general improvement of the economic environment;

          o    the adequacy of our raw material supplies;

          o the effect of the loss of any patents, trademarks or licenses on our overall business;

          o the effect that any liability arising from potential environmental obligations would have on our liquidity or financial condition;

          o the amount of reimbursements, if any, of clean-up costs for the fiber-manufacturing site in Front Royal, Virginia;

          o the amount of future environmental compliance costs and costs for capital projects relating to environmental control facilities at our operating sites; and

          o the claims against us as described under "Legal Proceedings" are, overall, without merit and the disposition of such claims will not have a material adverse effect on our consolidated results of operations, cash flows or financial condition.

     These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements, including:

          o the cyclicality of our business and the overall demand for our products;

          o general economic conditions and other factors affecting our business abroad;

          o the seasonality of our crop protection business and volatility resulting from climatic conditions;

          o    competition from other chemical companies;

          o    our ability to make continued improvements in our technology;

          o the effect our guarantees of performance obligations of FMC Technologies, Inc. will have on our liquidity and capital resources;

          o    the impact of changing interest rates;

          o the enactment of new government regulations and other changes in the regulatory environment;

          o operating hazards in our facilities which may disrupt our business;

          o    environmental matters;

          o    substantial litigation costs; and

          o    increased raw material and energy costs.

     We undertake no obligation to update forward-looking statements.